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                                                                    EXHIBIT 10.9

                                AMENDMENT TO THE
                              SERVICE EXPERTS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN

         THIS AMENDMENT to the Service Experts, Inc. 1996 Employee Stock Purchase Plan (the "Plan") is made by Service Experts, Inc. (the "Company"), to be effective on January 1, 1998.

                                    RECITALS:

         WHEREAS, the Plan was established by the Company by action of its board of directors effective August 16, 1996, and was amended and restated effective July 1, 1997; and

         WHEREAS, the Company desires to amend the Plan to modify the terms of eligibility and participation by employees of the Company and its affiliates;

         NOW, THEREFORE, pursuant to action of the board of directors of the Company taken on October 23, 1998, the Plan is amended as follows:

1. SECTION 3.1 IS RESTATED AS FOLLOWS:

         3.1 Every Employee whose customary employment with an Employer on the Effective Date is at least 20 hours per week and more than five months in a calendar year shall be eligible to participate as of the Effective Date. Every other Employee whose customary employment is at least 20 hours per week and more than five months in a calendar year shall be eligible to participate as of any Grant Date coincident with or immediately following his completion of at least three months of Continuous Service. An Employee shall not be eligible to participate, however, if immediately after the options are granted such Employee would own stock possessing five percent or more of the total combined voting power or value of all classes of the Sponsoring Employer or a subsidiary corporation or parent corporation (as those terms are defined in Section 424(e) and (f) of the Code). For purposes of this paragraph, the ownership attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an Employee and stock which the Employee may purchase under outstanding options (under this or any other agreement) shall be treated as stock owned by the Employee.

2. SECTION 4.3 IS RESTATED AS FOLLOWS:

         4.3 A Member may elect to discontinue his or her contributions hereunder at any time during the Option Period by providing written notice to the Employer; provided, however, that the election must be made at least 30 days prior to the end of the Option Period in the form and manner that is prescribed by the Committee.


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3. SECTION 4.4 IS RESTATED AS FOLLOWS:

         4.4 A Member may elect to withdraw any or all of his or her contributions during the first three months of an Option Period. Thereafter, a Member may only withdraw contributions hereunder upon a showing of a financial hardship that is described in Section 4.5. An election to withdraw contributions must be made at least 30 days prior to the end of the Option Period in the form and manner that is prescribed by the Committee.

4. A NEW SECTION 4.5 IS ADDED TO THE PLAN AS FOLLOWS:

         4.5 For purposes of this Article IV, a financial hardship shall be deemed to exist if the Member incurs an immediate and heavy financial need. All hardship determinations shall be made by the vice president of human resources of the Company, and his delegates, in accordance with the rules and procedures and subject to the criteria established thereby.

         IN WITNESS WHEREOF, the Company, acting by and through the undersigned authorized officer, has executed this instrument this the 23rd day of October, 1998, but to be effective on the date first written above.

                                         SERVICE EXPERTS, INC.

                                    By:  /s/ Anthony M. Schofield
                                         ---------------------------------------
                                    Its: Chief Financial Officer, Secretary and
                                         Treasurer




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